Exhibit 99.3

FOR RELEASE

Karen Young Promoted to Chief Financial Officer at GlobalSCAPE

San antonio – August 8, 2018 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, today announces the promotion of Karen Young to Chief Financial Officer, effective immediately. Young was appointed to the role of Interim Chief Financial Officer in March of this year, and succeeds James Albrecht, who retired in February. Young has served as the Controller for the past three years, reporting to Albrecht, and now reports to GlobalSCAPE CEO, Matt Goulet.

Young joined GlobalSCAPE in 2015 and has been responsible for all accounting functions, including financial planning and budgeting, preparation of financial statements, SEC reporting, management of audits, supervision of accounting functions and tax preparation. Young has also been extremely instrumental in navigating the recently concluded audit committee investigation and financial statement audit. In her role as Interim CFO, Young was responsible for ensuring that GlobalSCAPE regained compliance with NYSE American continued listing standards, and also responsible for the remediation plan designed to strengthen GlobalSCAPE’s internal controls over financial reporting.

“Since joining Globalscape, Karen has made significant contributions to the Company, first in her role as Controller, and then as Interim Chief Financial Officer; taking on increased scope and complexity, and establishing and managing a world-class controllership,” said Matt Goulet, president and CEO of GlobalSCAPE. “During her tenure, Karen has been a key leader within Finance, and has played a pivotal role in GlobalSCAPE financial operations, leading us through the very challenging audit committee investigation.”

“With her combination of experience and leadership skills, as well as her thorough knowledge of GlobalSCAPE’s financial operations, Karen was the obvious choice as our new CFO. Karen is a great addition to the executive team and has the full confidence of me, our newly expanded Board, and the entire GlobalSCAPE organization,” added Goulet.

Young will direct all fiscal functions of the corporation, ensure compliance with generally accepted accounting principles and SEC regulations, oversee the audit and review function, and assist the executive management team in establishing long-range goals, strategies, plans and policies.

“I am excited to take on increased responsibilities and move into the role of CFO at GlobalSCAPE,” said Young. “I look forward to joining the GlobalSCAPE executive team, and to partnering with the team to develop and implement business strategies that enhance the Company’s position as a market leader and add value for our stakeholders; including our investors, employees and customers.”

Young is a Certified Public Accountant and a graduate of The University of Texas at San Antonio with a BBA in Accounting. With over 25 years as a financial professional, Young began her career with Valero Energy Corporation in San Antonio. Prior to joining GlobalSCAPE, Young was the Controller for PIC Business Systems, Inc., and across her career, has served in a variety of finance and accounting roles.

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About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between people and places, in and out of the cloud. GlobalSCAPE provides technology that automates your work and secures your data, while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. For more information, visit http://www.GlobalSCAPE.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017  filed with the SEC on June 14, 2018; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement and the investigation.

GlobalSCAPE Press Contact

Contact: Lisa Kilpatrick
Phone Number: (210) 308-8267
Email: PR@GlobalSCAPE.com

GlobalSCAPE Investor Relations Contact

Contact: Matt Glover or Najim Mostamand, CFA

Phone Number: (949) 574-3860

Email: IR@GlobalSCAPE.com